Exhibit (d)(13)

NORTHERN FUNDS

ADDENDUM NO. 5 TO THE INVESTMENT ADVISORY AGREEMENT

This Addendum, dated as of the 10th day of September, 2012, is entered into between NORTHERN FUNDS (the “Trust”), a Delaware statutory trust and NORTHERN TRUST INVESTMENTS, INC.1 (“NTI,” together with Northern Trust Global Investments Ltd., the “Investment Advisers”).

WHEREAS, the Trust and the Investment Advisers have entered into an Amended and Restated Investment Advisory and Ancillary Services Agreement dated as of January 29, 2008 (the “Advisory Agreement”), pursuant to which the Trust has appointed NTI, jointly with NTGIL, to act as investment advisers to the Trust for the Global Fixed Income Fund, and NTI to act as investment adviser to the Trust for the Arizona Tax-Exempt Fund, Bond Index Fund, California Intermediate Tax-Exempt Fund, California Municipal Money Market Fund, California Tax-Exempt Fund, Emerging Markets Equity Index Fund (formerly known as the Emerging Markets Equity Fund), Enhanced Large Cap Fund, Fixed Income Fund, Global Real Estate Index Fund, Global Sustainability Index Fund,2 High Yield Fixed Income Fund, High Yield Municipal Fund, Global Tactical Asset Allocation Fund, Income Equity Fund, Intermediate Tax-Exempt Fund, International Equity Index Fund, International Equity Fund (formerly known as the International Growth Equity Fund), Investors AMT-Free Municipal Money Market Fund, Investors Money Market Fund, Investors U.S. Government Money Market Fund, Large Cap Equity Fund (formerly known as the Growth Equity Fund), Large Cap Growth Fund (formerly known as the Select Equity Fund), Large Cap Value Fund, Mid Cap Growth Fund, Mid Cap Index Fund, Money Market Fund, Municipal Money Market Fund, Short-Intermediate Tax-Exempt, Short-Intermediate U.S. Government Fund, Small Cap Core Fund (formerly known as the Small Cap Growth Fund), Small Cap Index Fund, Small Cap Value Fund, Stock Index Fund, Tax-Exempt Fund, Technology Fund, U.S. Government Fund, U.S. Government Money Market Fund, U.S. Government Select Money Market Fund, Developed International Small Cap Index Fund, Ultra-Short Fixed Income Fund and Tax-Advantaged Ultra-Short Fixed Income Fund; and

WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain one or more of the Investment Advisers to act as investment adviser under the Advisory Agreement, the Trust shall so notify the Investment Advisers in writing and if one or more of the Investment Advisers are willing to render such services they shall notify the Trust in writing, and the compensation to be paid to the Investment Advisers shall be that which is agreed to in writing by the Trust and the Investment Advisers; and

[1]	As of December 31, 2010, Northern Trust Investments, N.A. is Northern Trust Investments, Inc.

2       The Amended and Restated Investment Advisory and Ancillary Services Agreement is dated November 15, 2007 with respect to the Global Sustainability Index Fund.

WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Trust has notified NTI that it is establishing the Core Bond Fund, Short Bond Fund and U.S. Treasury Index Fund (each a “Fund” and together, the “Funds”), and that it desires to retain NTI to act as the investment adviser for the Funds and NTI has notified the Trust that it is willing to serve as investment adviser for the Funds;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.         Appointment. The Trust hereby appoints NTI to act as investment adviser to the Trust for the Funds in accordance with the terms set forth in the Advisory Agreement. NTI hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

2.         Compensation. For the services provided and the expenses assumed pursuant to the Advisory Agreement regarding the Funds, the Trust will pay NTI, and NTI will accept as full compensation therefore from the Trust for each Fund, a fee at the annual rate as set forth in Appendix A.

3.         Capitalized Terms. From and after the date hereof, the term “Current Funds” as used in the Advisory Agreement shall be deemed to include the Funds. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

4.         Miscellaneous. The initial term of the Advisory Agreement with respect to the Funds shall continue, unless sooner terminated in accordance with the Advisory Agreement, until June 30, 2013. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

All signatures need not appear on the same copy of this Addendum.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

NORTHERN FUNDS

Attest:	/s/ Diane Anderson	By:	/s/ Lloyd A. Wennlund
		Title:	President

NORTHERN TRUST INVESTMENTS, INC.

Attest:	/s/ Diane Anderson	By:	/s/ Eric Schweitzer
		Title:	Senior Vice President

Appendix A

Pursuant to Section 2 of this Addendum, the Trust shall pay to the Investment Advisers a fee at the annual rate calculated as a percentage of each Fund’s respective average daily net assets as set forth below:

FUND	ANNUAL FEE RATE	AVERAGE DAILY NET ASSETS
Core Bond Fund	0.40%	First $ 1.5 Billion
	0.38%	Next $1 Billion
	0.36%	Over $2.5 Billion
Short Bond Fund	0.40%	First $ 1.5 Billion
	0.38%	Next $1 Billion
	0.36%	Over $2.5 Billion
U.S. Treasury Index Fund	0.30%	All Asset Levels

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